EXHIBIT 5.1

February 14, 2003

Great Lakes Bancorp, Inc.
2421 Main Street
Buffalo, New York 14214

Re: Registration Statement on Form S-4

Gentlemen:

            We have acted as counsel for Great Lakes Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement of the Company on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 1,961,620 shares (the "Common Shares") of its common stock, par value $.001 per share and 115,750 shares (the "Class B Shares") of its class B common stock, par value $.001 per share. The Common Shares and Class B Shares will be issued pursuant to an Agreement and Plan of Reorganization (the "Plan of Reorganization") dated as of February 10, 2003 between the Company and Great Lakes Savings Bank.

            In so acting, we have examined copies (certified or otherwise identified to our satisfaction) of the form of Plan of Reorganization and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

            In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed for purposes hereof that the Plan of Reorganization will be duly executed and delivered in substantially the form thereof to be filed as an exhibit to the Registration Agreement

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. At such time as the Registration Statement becomes effective under the Act and the Common Shares and the Class B Shares have been duly issued and exchanged as contemplated by the Plan of Reorganization and in the manner described in the Registration Statement, the Common Shares and the Class B Shares will be validly issued, fully paid and non-assessable.

            We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ HODGSON RUSS LLP